Exhibit 3.78

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:55 PM 06/05/2014
FILED 03:36 PM 06/05/2014
SRV 140802018 - 5215792 FILE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNIVERSALPEGASUS INTERNATIONAL HOLDINGS, INC.

UniversalPegasus International Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

First: The name of the Corporation is UniversalPegasus International Holdings, Inc. A Certificate of Incorporation of the Corporation was originally filed by the Corporation with the Secretary of State of Delaware on September 20, 2012.

Second: This Second Amended and Restated Certificate of Incorporation which restates, amends and supersedes the Certificate of Incorporation of the Corporation as originally filed and thereafter amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, and was approved by the Corporation’s Board of Directors and by a vote of the stockholder of the Corporation entitled to vote thereon in accordance with the DGCL.

Third: The text of the Certificate of Incorporation of the Corporation is hereby amended, restated and superseded to read in its entirety as follows:

FIRST: The name of the corporation is UniversalPegasus International Holdings, Inc.

SECOND: The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be incorporated or organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is one hundred (100) shares of common stock, with no par value per share.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors. Unless and to the extent that the bylaws of the corporation shall so require, the election of directors need not be by written ballot.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend, and repeal the bylaws of the corporation.

SEVENTH: (a) The corporation may, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, indemnify all persons whom it may indemnify pursuant thereto, and to the fullest extent otherwise permitted by applicable law.

(b) No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the date on which this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by such law.

(c) No amendment, modification or repeal of this Article Seventh shall adversely affect any right or protection of a director or other person covered by this Article Seventh with respect to any act, omission or events occurring after the date of this Amended and Restated Certificate of Incorporation and prior to the time of such amendment, modification or repeal.

EIGHTH: The corporation reserves the right to alter, amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed on behalf of UniversalPegasus International Holdings, Inc. this 30th day of May, 2014.

By:	/s/ Glenn F. Cormier

Name: Glenn F. Cormier
Its: Senior Vice President, General Counsel and
Corporate Secretary